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                                                                     Exhibit 5.1


                                                                    May 22, 2002

North American Van Lines, Inc.                          Allied Transportation Forwarding, Inc.
Allied Freight Forwarding, Inc.                         National Association of Independent Truckers, LLC
Allied International N.A., Inc.                         Van Guard Insurance Agency, Inc.
Allied Van Lines, Inc.                                           215 West Diehl Road
Allied Van Lines Terminal Company                                Naperville, Illinois  60563
A Relocation Solutions Management
         Company
Naperville, Federal Traffic Service, Inc.               CRS Acquisition Corp
Fleet Insurance Management, Inc.                        CRS Title Agency, Inc.
FrontRunner Worldwide, Inc.                             ProSource Properties, Ltd.
Global Van Lines, Inc.                                  SIRVA Relocation LLC
Great Falls North American, Inc.                                 6070 Parkland Drive
Meridian Mobility Resources, Inc.                                Mayfield Heights, Ohio 44124
NACAL, Inc.
NAVTRANS International Freight                          Corporate Transfer Service, Inc.
         Forwarding, Inc.                                        3300 Fernbrook Lane North
North American Logistics, Ltd.                                   Suite 300
North American Van Lines of Texas, Inc.                          Plymouth, Minnesota 55447
Relocation Management Systems, Inc.
StorEverything, Inc.                                    U.S. Relocation Services, Inc.
         5001 U.S. Highway 30 West                               1801 California, Suite 2740
         P.O. Box 988                                            Denver, Colorado 80202
         Ft. Wayne, Indiana 46801-0988
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                      Registration Statement on Form S-4 of
   North American Van Lines, Inc. and the Note Guarantors Referred to Therein
                          (REGISTRATION NO. 333-96233)

Ladies and Gentlemen:

         We have acted as special counsel to North American Van Lines, Inc., a Delaware corporation (the "Company") and the Note Guarantors (as defined herein) in connection with the preparation and filing with the Securities and Exchange
Commission (the "Commission") under the Securities Act of 1933, as amended (the
"Act"), of a Registration Statement on Form S-4 (as amended to the date hereof, the "Registration Statement"), which includes a form of Prospectus (the
"Prospectus") relating to the proposed exchange by the Company of $150,000,000 aggregate principal amount of the Company's 13 3/8% Senior Subordinated Notes
Due 2009 (the "New Notes"), which are to be registered under the Act pursuant to the Registration Statement, in exchange for an equal principal amount of its outstanding 13 3/8% Senior Subordinated Notes Due 2009 (the "Existing Notes").
The New Notes are to be issued pursuant to the Indenture dated as of November
19, 1999 (the "Indenture"), among the Company, State Street Bank and Trust
Company (the "Trustee") and Allied Freight Forwarding, Inc., Allied
International


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N.A., Inc., Allied Van Lines, Inc., Allied Van Lines Terminal Company, A
Relocation Solutions Management Company, Federal Traffic Service, Inc. (formerly known as North American Distribution Systems, Inc.), Fleet Insurance Management,
Inc., FrontRunner Worldwide, Inc., Great Falls North American, Inc., NACAL,
Inc., NAVTRANS International Freight Forwarding, Inc., North American Logistics,
Ltd., North American Van Lines of Texas, Inc., Relocation Management Systems,
Inc. and Vanguard Insurance Agency, Inc. (together with Meridian Mobility
Resources, Inc., the "Note Guarantors"). The obligations of the Company pursuant to the New Notes are to be guaranteed by the Note Guarantors pursuant to and as set forth in the Indenture (such guarantees, collectively, the "Guarantees").

         In so acting, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such corporate and limited liability company records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. In all such examinations, we have assumed the legal capacity of all natural persons executing documents, the genuineness of all signatures on original or certified copies, the authenticity of all original or certified copies and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. We have relied as to factual matters upon, and have assumed the accuracy of, representations, statements and certificates of or from public officials and of or from officers and representatives of the Company, the Note Guarantors and others. With your permission, for purposes of the opinion expressed herein, we have assumed (i) that the Trustee is and has been duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) that the Trustee had and has the power and authority to enter into and perform, and has duly authorized, executed and delivered, the Indenture, (iii) that the Indenture is valid, binding and enforceable with respect to the Trustee, (iv) the New
Notes will be duly authenticated by the Trustee in the manner provided in each Indenture and (v) as being correct the opinions expressed in the opinion letter of Ralph A. Ford, Esq., Senior Vice President--General Counsel of the Company and in the opinion letters of Crowley, Haughey, Hanson, Toole & Dietrich
P.L.L.P., Allen Matkins Leck Gamble & Mallory LLP, Jackson Walker LLP, and
Leonard, Street and Deinard Professional Association, as to certain matters of Montana, California, Texas and Minnesota law, respectively, of even date herewith, addressed to each of you and to us.

         Based on the foregoing, and subject to the further qualifications set forth below, we are of the opinion that:

                  Upon the execution and issuance of the New Notes by the Company and authentication of the New Notes by the Trustee in accordance with the Indenture and delivery of the New Notes against exchange therefor of the Existing Notes pursuant to the exchange offer described in the Registration Statement, (1) the New Notes will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, and (2) the Guarantee of each Note Guarantor will constitute the valid and binding obligation of such Note Guarantor, enforceable against such Note Guarantor in accordance with its terms.


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         The foregoing opinion is limited by and subject to the effects of (i)
bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization or moratorium laws or other similar laws relating to or affecting enforcement of creditors' rights or remedies generally and (ii) general principles of equity (whether such principles are considered in a proceeding at law or equity), including the discretion of the court before which any proceeding may be brought, concepts of good faith, reasonableness and fair dealing, and standards of materiality.

         We express no opinion as to the effect of any Federal or state laws regarding fraudulent transfers or conveyances. We express no opinion as to the laws of any jurisdiction other than the Federal laws of the United States and the laws of the State of New York.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal
Matters" in the Prospectus. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under
Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                Very truly yours,

                                /s/ Debevoise & Plimpton
                                ------------------------
                                Debevoise & Plimpton





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